Exhibit 22
Subsidiary Issuers and Guarantors of Registered Securities

Paramount Skydance Corporation is the guarantor and its subsidiary, Paramount Global, a Delaware corporation, is the issuer of the following securities:

4.0% Senior Notes due 2026
3.45% Senior Notes due 2026
2.90% Senior Notes due 2027
3.375% Senior Notes due 2028
3.70% Senior Notes due 2028
4.20% Senior Notes due 2029
7.875% Senior Debentures due 2030
4.95% Senior Notes due 2031
4.20% Senior Notes due 2032
5.50% Senior Debentures due 2033
4.85% Senior Debentures due 2034
6.875% Senior Debentures due 2036
6.75% Senior Debentures due 2037
5.90% Senior Notes due 2040
4.50% Senior Debentures due 2042
4.85% Senior Notes due 2042
4.375% Senior Debentures due 2043
4.875% Senior Debentures due 2043
5.85% Senior Debentures due 2043
5.25% Senior Debentures due 2044
4.90% Senior Notes due 2044
4.60% Senior Notes due 2045
4.95% Senior Notes due 2050
6.25% Junior Subordinated Debentures due 2057
6.375% Junior Subordinated Debentures due 2062